UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2020

SmartStop Self Storage REIT, Inc.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	000-55617 (Commission File Number)	46-1722812 (IRS Employer Identification No.)

10 Terrace Road, Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 327-3485

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). Emerging growth company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On September 21, 2020, SSSR Preferred Investor, LLC (the “Preferred Investor”), an indirect subsidiary of SmartStop Self Storage REIT, Inc. (the “Company”), entered into a Series A Cumulative Redeemable Preferred Unit Purchase Agreement (the “Agreement”) with Strategic Storage Growth Trust II, Inc. (“SSGT II”) and SS Growth Operating Partnership II, L.P. (“SSGT II OP”). An indirect subsidiary of the Company serves as the sponsor of SSGT II. Pursuant to the terms of the Agreement, the Preferred Investor has agreed to purchase, in one or more tranches, up to 1.6 million units of limited partnership interest in SSGT II OP (the “Preferred Units”) for an aggregate of up to $40 million (the “Preferred Investment”). Upon the closing of each tranche of the Preferred Investment, the Preferred Investor will be due an investment fee equal to 1% of the investment amount of such tranche. The Preferred Investor will receive distributions, payable monthly in arrears, at a rate of 7.25% per annum from the date of investment until 180 days after the date of investment, 8.25% per annum from 181 days after the date of investment until 360 days after the date of investment, and 9.25% per annum thereafter. The proceeds of the Preferred Investment may be used by SSGT II OP to finance self-storage acquisition, development, and improvement activities, and working capital or other general partnership purposes. Each Preferred Unit has a liquidation preference of $25.00, plus all accumulated and unpaid distributions. As of September 21, 2020, the Preferred Investor closed an initial tranche of the Preferred Investment by investing approximately $6.5 million in exchange for Preferred Units.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMARTSTOP SELF STORAGE REIT, Inc.
Date: September 21, 2020	By:	/s/ James R. Barry
James R. Barry
Chief Financial Officer and Treasurer